Exhibit 99.1

HealthTronics Completes $175 Million Refinancing Generating Annualized Savings of Approximately $3 Million

AUSTIN, Texas—March 24, 2005—HealthTronics Inc. (NASDAQ:HTRN) today announced that it signed a new $125 million Senior Secured Term Loan B, due 2011, and a definitive Credit Agreement for a new five-year $50 million Revolving Credit facility, due 2010.

HealthTronics will use a portion of the proceeds from this new debt to refinance the Company’s $100 million 8.75% Senior Subordinated Notes, due 2008, and the outstanding indebtedness under its previous Senior Credit facility, which as of March 22, 2005 was $32 million. The Term Loan B will bear interest at LIBOR plus 175 basis points.

The 2008 Notes will be redeemed on April 22, 2005 (the “Redemption Date”), each at a price of 101.458% of the $100 million aggregate principal amount of the Notes (the “Redemption Price”), or $101,458,000, plus accrued and unpaid interest through the Redemption Date. The Company has delivered a notice of Redemption pursuant to the Indenture governing the 2008 Notes.

John Q. Barnidge, CFO of HealthTronics, stated, “The Company’s projected annual interest savings of $3 million from this refinancing combined with the accelerated integration efforts relating to the Prime/HealthTronics merger further enhances our ability to execute our near-term strategic objectives. In fact, we have already exceeded our previously stated post-merger synergy target of $10 million on an annualized basis. Additionally, this transaction will strengthen our financial position and lower our weighted average cost of capital. We are more confident than ever in the prospects for the ‘new’ HealthTronics.”

Mr. Barnidge added, “This refinancing was led by JPMorgan Chase Bank, National Association, as Administrative Agent, J.P. Morgan Securities Inc., as Arranger, and Bank of America, N.A., as Syndication Agent.”

The securities referred to in this press release have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

About HealthTronics Inc.

HealthTronics provides healthcare services, primarily to the urology community, and manufactures various medical devices as well as specialty vehicles used for the transport of high-technology medical and broadcast & communications equipment.

HealthTronics is the country’s leading provider of lithotripsy, a non-invasive therapy for treating kidney stone disease. Through 105 partnerships organized around nearly 3,000 local urologists in 47 states, the Company provides the personnel and operating infrastructure required to deliver lithotripsy treatments to hospitals and other healthcare settings. The Company’s partnerships also provide treatments for benign and cancerous conditions of the prostate.

HealthTronics also manufacturers urological and orthopaedic medical devices including lithotripters, orthotripters, fixed and mobile treatment tables and x-ray generators. The Company is also a global leader in the design, engineering and manufacturing of specialty vehicles used for the transport of high-technology medical devices, broadcast & communications equipment, and mobile command & control centers. For more information, visit http://www.healthtronics.com.

Statements in this press release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations are described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

Contact:

HealthTronics Inc., Austin

Brad A. Hummel or John Q. Barnidge, 512-314-4554

http://www.healthtronics.com

or

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman, 212-836-9604

mailto: LMortman@equityny.com

or

Lauren Barbera, 212-836-9610

mailto: LBarbera@equityny.com

http://www.theequitygroup.com